Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

(212) 757-3990

March 1, 2022

Bowlero Corp.
7313 Bell Creek Road
Mechanicsville, Virginia 23111

Registration Statement on Form S-8 of Bowlero Corp.

Ladies and Gentlemen:

We have acted as special counsel to Bowlero Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of an aggregate of 28,381,912 shares of common stock, par value $0.0001 per share, of the Company (collectively, the “Shares”), consisting of: (1) 20,323,185 Shares (the “2021 Plan Shares”) issuable under Bowlero Corp. 2021 Omnibus Incentive Plan (the “2021 Omnibus Incentive Plan”); (2) 5,997,658 Shares (the “ESPP Shares”) issuable under Bowlero Corp. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”); (3) 676,139 Shares (the “2017 Plan Shares”, and, collectively with the 2021 Plan Shares and the ESPP Shares, the “Primary Shares”) issuable under 2017 Bowlmor AMF Corp. Stock Incentive Plan (the “2017 Incentive Plan”) and (4) an additional 1,384,930 Shares (the “Restricted Shares”) previously granted in connection with an employment inducement award to certain of the Company’s employees. The Registration Statement relates to the issuance of the Primary Shares and the resale of all of the Shares.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.	the Amended and Restated Certificate of Incorporation of the Company, incorporated by reference as Exhibit 3.1 to the Registration Statement;

3.	the Amended and Restated By-laws of the Company, incorporated by reference as Exhibit 3.2 to the Registration Statement;

4.	the 2021 Omnibus Incentive Plan and the forms of award agreements relating to awards granted under the 2021 Omnibus Incentive Plan;

5.	the Employee Stock Purchase Plan; and

6.	the 2017 Incentive Plan and the forms of award agreements relating to awards granted under the 2017 Incentive Plan.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. The 2021 Plan Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the 2021 Omnibus Incentive Plan, the 2021 Plan Shares will be validly issued, fully paid and non-assessable.

2. The ESPP Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the Employee Stock Purchase Plan, the ESPP Shares will be validly issued, fully paid and non-assessable.

3. The 2017 Plan Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the 2017 Incentive Plan, the 2017 Plan Shares will be validly issued, fully paid and non-assessable.

4. The Restricted Shares have been duly authorized by all necessary corporate action on the part of the Company, and are validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP